CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated August 28, 2024, relating to the financial statements and financial highlights of of RiverNorth Managed Duration Municipal Income Fund II, Inc., for the year ended June 30, 2024, and to the references to our firm under the headings "Financial Highlights" and "Senior Securities" in the Prospectus and "Fund Service Providers" and "Financial Statements" in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 21, 2024